EXHIBIT 23.1  Consent of Madsen & Associates, CPAs Inc.

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Form S-1/A of our report dated July 19, 2010, relating  to the audited financial statements of Go Green Directories, Inc. and to the reference to our firm under the caption “Interests of Named Experts and council appearing in the Prospectus.

/s/ Madsen & Associates CPAs, Inc.

     Madsen & Associates CPAs. Inc.

Salt Lake City, Utah

March 17, 2011